Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Inc., and Essex Portfolio, L.P. Commence Redemption of The Company’s 3.625% Exchangeable Senior Notes due 2025

Palo Alto, California—October 6, 2010 — Essex Property Trust, Inc. (the “Company”), (NYSE:ESS) a real estate investment trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today that the Company and its operating partnership, Essex Portfolio, L.P. (the “Operating Partnership”), have commenced a redemption of all of the Operating Partnership’s outstanding 3.625% Exchangeable Senior Notes due 2025 (the “Notes”).  As of October 6, 2010, there are $3,215,000 aggregate principal amount of Notes outstanding.

Pursuant to the terms of the Indenture, dated as of October 28, 2005, as supplemented by a Supplemental Indenture, dated as of November 1, 2006 (as supplemented, the “Indenture”), which govern the Notes, the Notes will be redeemed on November 5, 2010 (the “Redemption Date”) at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the Redemption Date.  Interest on the Notes called for redemption ceases to accrue on and after the Redemption Date.

The Indenture also provides the holders of the Notes with the option to exchange the Notes at an exchange rate of 9.95242 shares of the Company’s Common Stock (the “Common Stock”) for each $1,000 principal amount of Notes until 5:00 p.m., New York City time on November 3, 2010 when this exchange option will expire.  Upon such an exchange, the Notes will be exchanged for an “Exchange Value” equal to the exchange rate multiplied by the average price of the Common Stock over a specified period and (i) the Exchange Value will be paid to the holder of the Notes in cash up to the principal amount of the Notes being exchanged and (ii) to the extent that the Exchange Value exceeds such principal amount, the Exchange Value will be paid, at the Company’s and the Operating Partnership’s option, in cash, Common Stock, or a combination of cash and Common Stock.

Any Notes which have not been exchanged in accordance with the Indenture before the expiration date mentioned above will be redeemed by the Operating Partnership on November 5, 2010, pursuant to the terms of the Indenture. Requests for assistance should be directed to Wells Fargo Bank, National Association, 608 2nd Avenue South, 12th Floor, Minneapolis, MN 55479, Phone; (800) 344-5128.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 139 multifamily properties with an additional 3 properties in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com.

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925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com